Exhibit 22.1

SUBSIDIARY GUARANTORS OF GUARANTEED SECURITIES

May 7, 2025

The following subsidiaries of Ball Corporation, an Indiana Corporation (“Ball”), are guarantors of Ball’s registered debt securities.

Name	State or Country of Incorporation or Organization	Percentage Ownership Direct & Indirect
Ball Advanced Aluminum Technologies Corp. (f/k/a Neuman USA Ltd.)	Delaware	100%
Ball Asia Services Limited	Delaware	100%
Ball Beverage Can Americas Inc. (f/k/a Rexam Beverage Can Americas Inc.)	Delaware	100%
Ball BP Holding Company (f/k/a Rexam BP Holding Company)	Delaware	100%
Ball Container LLC	Delaware	100%
Ball Corporation (Nevada)	Nevada	100%
Ball Glass Containers, Inc.	Delaware	100%
Ball Holdings LLC	Delaware	100%
Ball Inc. (f/k/a Rexam Inc.)	Delaware	100%
Ball Metal Beverage Container Corp.	Colorado	100%
Ball Metal Container Corporation	Indiana	100%
Ball Packaging, LLC (f/k/a Ball Packaging Corp., f/k/a Ball Packaging Holdings Corp.)	Colorado	100%
Ball Pan-European Holdings, LLC (f/k/a Ball Pan-European Holdings, Inc.)	Delaware	100%
Latas De Aluminio Ball, Inc.	Delaware	100%
Rexam Beverage Can Company	Delaware	100%
USC May Verpackungen Holding Inc.	Delaware	100%